EXECUTION VERSION

$600,000,000
CREDIT AGREEMENT

Dated as of September 29, 2014

among

COTY INC.,

THE LENDERS PARTIES HERETO,

BANK OF AMERICA, N.A.,
MORGAN STANLEY MUFG LOAN PARTNERS, LLC and
WELLS FARGO BANK, N.A.
as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
_____________________
J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY MUFG LOAN PARTNERS, LLC,
and
WELLS FARGO SECURITIES, LLC
as Lead Arrangers and Joint Bookrunners

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SECTION 9.1	Notices	49
SECTION 9.2	Waivers; Amendments	50
SECTION 9.3	Judgment Currency	50
SECTION 9.4	Expenses; Indemnity; Damage Waiver	51
SECTION 9.5	Successors and Assigns; Participations and Assignments	52
SECTION 9.6	Survival	54
SECTION 9.7	Counterparts; Integration; Effectiveness	55
SECTION 9.8	Severability	55
SECTION 9.9	Right of Setoff	55
SECTION 9.10	Governing Law; Jurisdiction; Consent to Service of Process	55
SECTION 9.11	WAIVER OF JURY TRIAL	56
SECTION 9.12	Headings	56
SECTION 9.13	Confidentiality	56
SECTION 9.14	Releases of Guarantees	57
SECTION 9.15	USA Patriot Act	57

SCHEDULES:

Schedule 1.1	-Subsidiary Guarantors
Schedule 2.1	-Commitments
Schedule 3.6	-Disclosed Matters
Schedule 3.12	-Subsidiaries

EXHIBITS:

Exhibit A	- Form of Assignment and Assumption
Exhibit B-1	- Form of Opinion of General Counsel
Exhibit B-2	- Form of Opinion of Gibson, Dunn & Crutcher LLP
Exhibit C	- Form of Subsidiary Guarantee
Exhibit D	- Form of Affiliate Subordinated Note
Exhibit E	- Form of U.S. Tax Certificate

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CREDIT AGREEMENT, dated as of September 29, 2014 (this “Agreement”), among COTY INC., a Delaware corporation (the “Borrower”), the banks, financial institutions or other entities from time to time parties to this Agreement (as more specifically defined below, the “Lenders”), BANK OF AMERICA, N.A., MORGAN STANLEY MUFG LOAN PARTNERS, LLC and WELLS FARGO BANK, N.A., as syndication agents (in such capacities, the “Syndication Agents”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:
ARTICLE I

Definitions
SECTION 1.1    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., together with its affiliates, as an arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Administrative Office” means the New York Administrative Office.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliate Subordinated Indebtedness” means unsecured Indebtedness of the Borrower owing to any holder of Capital Stock of the Borrower, provided that such Indebtedness has substantially the terms specified in the form of Affiliate Subordinated Note attached as Exhibit D hereto (with such modifications as may be approved by the Administrative Agent in connection with the inclusion of Indebtedness of the Borrower incurred as “Senior Indebtedness” for the purposes of any such Affiliate Subordinated Note).
“Agreement” has the meaning set forth in the preamble.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan with a one-month Interest Period plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime

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Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective from and including the effective date of such change in Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 and any other applicable US federal or state laws or United Kingdom laws concerning or related to bribery or corruption.
“Applicable Rate” means a per annum rate determined pursuant to the pricing grid set forth below:

Consolidated Leverage Ratio	ABR Spread	Eurocurrency Spread
Greater than or equal to 4.00 to 1.0	0.750%	1.750%
Greater than or equal to 2.75 to 1.0 and less than 4.00 to 1.0	0.500%	1.500%
Greater than or equal to 2.0 to 1.0 and less than 2.75 to 1.0	0.375%	1.375%
Greater than or equal to 1.5 to 1.0 and less than 2.0 to 1.0	0.125%	1.125%
Less than 1.5 to 1.0	0.000%	1.000%

For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year for the four fiscal quarters then ended based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.1(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date that is three Business Days after the delivery to the Administrative Agent of such consolidated financial statements indicating such change (each, an “Adjustment Date”) and ending on the date immediately preceding the next succeeding Adjustment Date on which a further change becomes applicable; provided that the Consolidated Leverage Ratio shall be deemed to be greater than or equal to 4.00 to 1.0 if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.1(a) or (b), during the period from the expiration of the time for delivery thereof until the date that is three Business Days after such consolidated financial statements are delivered. In calculating the Applicable Rate, any addbacks to Consolidated EBITDA pursuant to clauses (j) and (k) of the definition of Consolidated EBITDA shall be disregarded.
“Assignee” has the meaning set forth in Section 9.5(b).
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 9.5), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Base Leverage Ratio” means 3.50 to 1.0.

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“Benckiser Family Member” shall mean the lineal descendants, by natural birth or by or through adoption prior to the attainment of their eighteenth birthday, of Dr. Albert Reimann (born in 1898 and died in 1984), including without limitation, the lineal descendants by natural birth or by or through adoption prior to the attainment of their eighteenth birthday of persons who qualify as lineal descendants of said Dr. Albert Reimann by reason of their and/or their ancestors’ adoption prior to the attainment of their eighteenth birthday, as well as the surviving spouses of any such lineal descendant of Dr. Albert Reimann, after such descendant’s death, if such surviving spouse is also a stockholder of Donata Holding SE and/or Parentes Holding SE.
“Benckiser Controlled Trust” shall mean any trust the primary beneficiaries of which are Benckiser Family Members (“Benckiser Beneficiaries”). For purposes of this definition, the primary beneficiaries of a trust will be deemed to be Benckiser Beneficiaries if, under the maximum exercise of discretion by the trustee in favor of persons who are not Benckiser Beneficiaries, the value of the interests of such persons in such trust, computed actuarially, is less than 50%. The factors and methods prescribed in section 7520 of the Internal Revenue Code of 1986, as amended, for use in ascertaining the value of certain interests shall be used in determining a beneficiary’s actuarial interest in a trust for purposes of applying this definition. For purposes of this definition, the actuarial value of the interest in a trust of any person in whose favor a testamentary power of appointment may be exercised shall be deemed to be zero. For purposes of this definition, in the case of a trust created by a Benckiser Family Member, the actuarial value of the interest in such trust of any person who may receive trust property only at the termination of the trust and then only in the event that, at the termination of the trust, there are no living issue of such Benckiser Family Member shall be deemed to be zero.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning set forth in the preamble.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with this Agreement.
“Business Day” means any day that (a) is not a Saturday or Sunday and (b) is a New York Business Day, provided, that if such Loan is a Eurocurrency Loan, such day is also a London Business Day.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Change in Control” means (i)(A) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than the Owner Group, acquires the power, directly or

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indirectly, to vote or direct the voting of securities having more than 30% of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis) and (B) the Owner Group shall cease to be the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d5 under the Exchange Act), directly or indirectly, of a greater percentage of the securities having the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis) than such other person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date. Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented; provided that the determination by any Lender of any additional amount owing to it, to the extent (but only to the extent) claimed in reliance on this sentence, shall be made in good faith in a manner generally consistent with such Lender’s standard practices.
“China Optimization Program” means the China optimization program publicly disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, as to any Lender, the Term Commitment of such Lender.
“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender and to exercise all rights and remedies under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.17 and 9.4 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
“Consolidated EBITDA” for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense (including, for the avoidance of doubt, any costs associated with the prepayment of the Existing Notes), amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) charges incurred during such period in connection with restructuring or reorganization changes, including without

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limitation post-closing restructuring, reorganization and/or integration charges or costs, (f) non-recurring fees and expenses relating to consummated acquisitions of property or a series of related acquisitions of property, provided that for purposes of clause (e) and this clause (f) the aggregate amount of such charges, fees and expenses shall not exceed in any rolling four quarter period an amount equal to 15% of Consolidated EBITDA for such period (determined without giving effect to the charges, fees and expenses in clause (e) and this clause (f)), (g) non-recurring acquisition expenses relating to non-consummated acquisitions, provided that for purposes of this clause (g) any such expenses shall not exceed $30,000,000 in the aggregate during the term of this Agreement, (h) non-recurring transaction costs, fees and expenses incurred in connection with the IPO and any follow-on public offerings of the Capital Stock of the Borrower whether or not consummated, (i) any other non-cash charges (not including accruals), (j) charges, fees and expenses in connection with the Organizational Redesign through the last day of the Borrower’s fiscal year ending June 30, 2016, provided the aggregate amount of such charges, fees and expenses shall not exceed $15,000,000 for the fiscal year ending June 30, 2014, $50,000,000 for the fiscal year ending June 30, 2015 and $100,000,000 for the fiscal year ending June 30, 2016 (provided, that if the aggregate amount of such charges, fees and expenses for any of the foregoing fiscal years is less than the limit specified for such fiscal year in this clause (j), such excess amount may be carried forward and increase the limit specified in this clause (j) for the subsequent fiscal year, but in no event beyond fiscal year 2016), and (k) charges, fees and expenses in connection with the China Optimization Program through the last day of the Borrower’s fiscal year ending June 30, 2015; provided the aggregate amount of such charges, fees and expenses shall not exceed $36,000,000 for the fiscal year ending June 30, 2014, and $14,000,000 for the fiscal year ending June 30, 2015 (provided, that if the aggregate amount of such charges, fees and expenses for any of the foregoing fiscal years is less than the limit specified for such fiscal year in this clause (k), such excess amount may be carried forward and increase the limit specified in this clause (k) for the subsequent fiscal year, but in no event beyond fiscal year 2015); and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any other non-cash income (not including accruals), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Significant Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Significant Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Significant Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Significant Acquisition occurred on the first day of such Reference Period. As used in this definition, “Significant Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $20,000,000; and “Significant Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $20,000,000.
“Consolidated Interest Coverage Ratio” for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Consolidated Interest Expense” for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries that is payable during such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Protection Agreements to the extent such net costs are allocable to

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interest expense for such period in accordance with GAAP), reduced by the amount of cash interest income earned during such period; provided, that, for the avoidance of doubt, Consolidated Interest Expense shall not include any costs associated with the prepayment of the Existing Notes.
“Consolidated Leverage Ratio” as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
“Consolidated Net Income” for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) except as otherwise expressly provided herein, the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends and (c) the undistributed earnings of any Subsidiary that is not a Loan Party to the extent that the declaration or payment of dividends by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Consolidated Total Debt” means at any date, an amount equal to (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries (excluding (i) contingent obligations in respect of undrawn letters of credit, (ii) Affiliate Subordinated Indebtedness (provided that on the date of incurrence of such Affiliate Subordinated Indebtedness, no Default or Event of Default shall have been in existence) and (iii) obligations in respect of the deferred purchase price of Property or services) at such date minus (b) the aggregate amount of cash and Permitted Investments held at such date by the Borrower and its Subsidiaries, in each case free and clear of any Lien, but only to the extent that the aggregate amount of such cash and Permitted Investments exceeds $25,000,000, determined on a consolidated basis in accordance with GAAP.
“Continuing Directors” means the directors of the Borrower on the date of the IPO and each other director, if, in each case, such other director’s election to the board of directors of the Borrower is recommended by, or such other director’s election is approved by, at least a majority of the then Continuing Directors.
“Contractual Obligation” as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Control” means the possession, directly or indirectly, of the power either to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright Licenses” means all agreements providing for the grant of any interest in a Copyright by or to any Person.
“Copyrights” means all current and future copyrights and copyrightable works, registered or unregistered, and all other rights therein or derived therefrom, and all registrations, applications, recordings, renewals or extensions relating thereto.
“Credit Party” means the Administrative Agent or any other Lender.

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“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.
“Disposition” with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2), which date is September 29, 2014.
“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000 or (b) a commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development, or under the laws of a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided that such bank is acting through a branch or agency located in such country or the United States.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.
“ERISA Event” means (a) the failure of any Plan, or any of the Borrower or any ERISA Affiliate to comply with any applicable provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of any such Plan; (b) the existence with respect to Borrower or any ERISA Affiliate or any Plan of a Prohibited Transaction; (c) any Reportable Event; (d) the failure of Borrower or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with

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respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (e) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (g) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (h) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (i) the failure by Borrower, any Subsidiary or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (j) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (k) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA; (l) the failure by the Borrower, any Subsidiary or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; and (m) a Foreign Plan Event.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.
“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurocurrency Rate shall be the Interpolated Rate at such time; provided further that, if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Interpolated Rate” means, at any time, the rate per annum (rounded up to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided, that if a Screen Rate is not available for any Interest Period, the Eurocurrency Rate shall be the arithmetic mean (rounded up to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in Dollars for such Interest Period, in each case as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided further that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income, franchise or similar taxes imposed on (or measured by) its net income (i) by the United States of America or any political subdivision thereof, (ii) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, (iii) in the case of any Lender, in which its applicable lending office is located or (iv) imposed solely by reason of the Administrative Agent, such Lender or such other recipient, as the case may be, doing business in the jurisdiction imposing such tax, other than as a result of this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, (b) any branch profits taxes imposed by the United States of America or any political subdivision thereof or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an Assignee pursuant to a request by the Borrower under Section 2.19(b)), any United States withholding tax resulting from any Requirement of Law in effect on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such United States withholding tax pursuant to Section 2.17(a), (d) any United States withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 2.17(e) and (e) any United States withholding tax imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement dated as of April 2, 2013, as amended, among the Borrower, the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and certain other parties.
“Existing Notes” means the $100 million aggregate principal amount of the Borrower’s 5.12% Series A Senior Secured Notes due June 16, 2017, $225 million aggregate principal amount of the Borrower’s 5.67% Series B Senior Secured Notes due June 16, 2020 and $175 million aggregate principal amount of the Borrower’s 5.82% Series C Senior Secured Notes due June 16, 2022.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Foreign Lender” means any Lender that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

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“Foreign Plan Event” means with respect to each employee pension benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Borrower, any other Loan Party or any ERISA Affiliate (any of the foregoing, a “Foreign Plan”): (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of any Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any Foreign Plan required to be registered; or (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than any State of the United States of America or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any European central bank or other similar agency, authority or regulatory body).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means one or more Domestic Subsidiaries, as to which the (i) assets, (ii) revenues and (iii) earnings before interest, taxes, depreciation and amortization (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP) of which do not, in the case of each of clauses (i), (ii) and (iii) in the aggregate for all such Domestic Subsidiaries, at the time of determination (determined, in the case of clauses (ii) and (iii), in respect of the most recent period of four consecutive fiscal quarters of the Borrower for which the relevant financial information is available), exceed five percent of the consolidated assets, consolidated revenues or Consolidated EBITDA (excluding intercompany receivables and revenue that would be eliminated upon consolidation in accordance with GAAP), respectively, of the Borrower and its

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Subsidiaries at such time, unless, in each case, such Domestic Subsidiary is a guarantor of the obligations of the Borrower under the Existing Credit Agreement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all obligations of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) the liquidation value of all redeemable preferred Capital Stock of such Person (excluding preferred Capital Stock of the Borrower), (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (l) to the extent not otherwise included, indebtedness or other similar obligations (including, if applicable, net investment amounts) pursuant to any Permitted Receivables Facility. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Infringement” means infringement, imitation, dilution, misappropriation, other impairment, or unauthorized use or conduct in derogation of.
“Insolvent” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property” means the aggregate of the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, and all other intellectual property, including without limitation, trade secrets, technology, know-how and confidential information, and (a) the right to sue or otherwise recover for any and all past, present and future Infringement of the foregoing, (b) all income, royalties, damages, settlements and other payments now and hereafter due and/or payable with respect to the foregoing and (c) all other rights, privileges and priorities of any Person with respect to all U.S., state and foreign intellectual property.
“Interest Election Request” means a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.7.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending one week thereafter or on the numerically

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corresponding day in the calendar month that is one, two, three or six months (or if agreed to by each relevant Lender, twelve, months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.
“Interest Rate Protection Agreement” means any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, to or under which the Borrower or any Subsidiary is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.
“IPO” means the initial public offering of the common Capital Stock of the Borrower pursuant to the effective registration statement dated June 12, 2013 under the Securities Act of 1933, as amended.
“Joint Lead Arrangers” means the entities listed as Joint Lead Arrangers and Joint Bookrunners on the cover page hereto.
“Judgment Currency” has the meaning set forth in Section 9.3.
“Judgment Currency Conversion Date” has the meaning set forth in Section 9.3.
“Lender Presentation” means the Lender Presentation dated September 4, 2014 relating to the Borrower and the Transactions.
“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effects as any of the foregoing) relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any similar or equivalent rights or encumbrances under the laws of foreign jurisdictions.
“Loan” means any loan made by any Lender to the Borrower pursuant to this Agreement.
“Loan Documents” means this Agreement and the Subsidiary Guarantee.
“Loan Parties” means the Borrower and the Subsidiary Guarantors.
“London Business Day” means any day on which banks are open for general business in London.

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“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising of all or substantially all of an operating unit or brand of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration or assumption of Indebtedness by the Borrower and its Subsidiaries in excess of $350,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Domestic Subsidiary” means any Domestic Subsidiary whose (a) assets, (b) revenues and (c) earnings before interest, taxes, depreciation and amortization (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP), at the time of determination (determined, in the case of clauses (b) and (c), in respect of the most recent period of four consecutive fiscal quarters of the Borrower for which the relevant financial information is available), in each case exceed $5,000,000.
“Material Subsidiary” means (a) any Subsidiary (other than a joint venture), the (i) assets, (ii) revenues or (iii) earnings before interest, taxes, depreciation and amortization (excluding intercompany receivables and revenues that would be eliminated upon consolidation in accordance with GAAP) of which are, at the time of determination (determined, in the case of clauses (ii) and (iii), in respect of the most recent period of four consecutive fiscal quarters of the Borrower for which the relevant financial information is available), equal to or greater than five percent of the consolidated assets, consolidated revenues or Consolidated EBITDA (excluding intercompany receivables and revenue that would be eliminated upon consolidation in accordance with GAAP), respectively, of the Borrower and its Subsidiaries at such time or (b) any Material Domestic Subsidiary (other than a joint venture).
“Maturity Date” means the date that is 364 days after the Effective Date.
“Maximum Leverage Ratio” means the Base Leverage Ratio; provided that for the four consecutive fiscal quarters ended immediately following the closing of a Material Acquisition (including the fiscal quarter in which such Material Acquisition occurs), the Maximum Leverage Ratio shall be the Post-Acquisition Leverage Ratio; provided, however, that, immediately after any such four fiscal quarter period, there shall be at least two consecutive fiscal quarters the Maximum Leverage Ratio applicable to which shall be the Base Leverage Ratio regardless of any other Material Acquisitions.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event or the fair market value of any Capital Stock of the Borrower issued as consideration for any acquisition permitted hereunder, net of (b) all reasonable fees and out‑of‑pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event.
“New York Administrative Office” means the Administrative Agent’s office located at 383 Madison Avenue, 24th Fl., New York, NY 10179, or such other office in New York City as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.

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“New York Business Day” means any day on which commercial banks are open for business and are not required or authorized by law to close in New York City.
“Notes” means the collective reference to any promissory note evidencing Loans.
“Obligation Currency” shall have the meaning set forth in Section 9.3.
“OFAC” means the Office of Foreign Assets Control, U.S. Department of Treasury.
“Organizational Redesign” means the program associated with the Borrower’s new organizational structure publicly disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.
“Other Connection Taxes” with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Owner Group” means (a) Benckiser Family Members, (b) any Benckiser Controlled Trust, or (c) any Person of which more than 50% of the voting shares or voting (or otherwise controlling) equity interests in such Person are directly or indirectly owned or controlled by, or held for the benefit of, one or more of the Persons described in clauses (a) or (b) of this definition (each such person described in clauses (a),(b) and (c), a “Benckiser Permitted Holder”). A Benckiser Permitted Holder shall not lose such status merely because (x) the identity of the individuals comprising Benckiser Family Members (as determined in accordance with the definition thereof) and owning or for whose benefit such shares or equity interests are held and/or (y) any executor(s), administrator(s), guardian(s), trustee(s) or other Person(s) acting as a fiduciary with respect to such Benckiser Family Members or serving in any similar or corresponding capacity may change from time to time for any reason, including without limitation, death, retirement, resignation, removal, appointment, intra-family transfers or otherwise.
“Participant” has the meaning set forth in Section 9.5(c).
“Participant Register” has the meaning set forth in Section 9.5(c).
“Patent Licenses” means all agreements providing for the grant by or to any Person of any right to manufacture, use or sell in any country any invention covered by a Patent.
“Patents” means all current and future letters patent of the United States or any other country, and all applications, divisions, continuations, continuations-in-part, reissues and extensions thereof.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:

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(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.4;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and
(g)    Liens encumbering deposits in favor of depositing banks arising as a matter of law;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender, any domestic office of any commercial bank organized or licensed under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the laws of the relevant local jurisdiction or any political subdivision thereof which has a combined capital and surplus and undivided profits of not less than $100,000,000; and
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

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“Permitted Receivables Facility” means any program for the transfer by the Borrower or any of its Subsidiaries, without recourse (other than customary limited recourse) to the Borrower or any of its Subsidiaries (other than the Receivables Subsidiary), to any buyer, purchaser or lender of interests in accounts receivable (including any Subsidiary of the Borrower), so long as the aggregate outstanding principal amount of Indebtedness incurred pursuant to such program shall not exceed $400,000,000 at any one time.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pooling System” means a notional netting or similar cash management program.
“Post-Acquisition Leverage Ratio” means 4.50 to 1.0.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Priority Debt” means (a) all unsecured Indebtedness of any Subsidiary, other than (i) Indebtedness of any Subsidiary owed to the Borrower or a Subsidiary Guarantor and (ii) Indebtedness of a Subsidiary Guarantor, and (b) Indebtedness and other obligations of the Borrower or any Subsidiary secured by Liens described in Sections 6.3(j) and 6.3(k). Notwithstanding the foregoing, Priority Debt shall not include (1) Indebtedness of a Receivables Subsidiary pursuant to any Permitted Receivables Facility or (2) Indebtedness of any Person acquired by the Borrower or any Subsidiary which Indebtedness (w) was in existence at the time of such acquisition, (x) was not incurred in contemplation of such acquisition, (y) is in a principal amount not exceeding the principal amount outstanding at the time of such acquisition and (z) is repaid in full within 360 days after such acquisition.
“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Property” means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Receivables Subsidiary” means the special purpose entity established as a “bankruptcy remote” Subsidiary of the Borrower for the purpose of acquiring accounts receivable under any Permitted Receivables Facility, which shall engage in no operations or activities other than those related to such Permitted Receivables Facility.
“Reference Banks” means two or more banks as may be appointed by the Administrative Agent (and agreed by such banks) in consultation with the Borrower.
“Register” has the meaning set forth in Section 9.5(b).

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043.
“Required Lenders” means, at any time, Lenders having Term Loans outstanding representing more than 50% of the total aggregate Term Loans outstanding at such time.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any shares of any class of Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower or any Subsidiary.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including, but not limited to, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person majority (fifty percent or more) owned or controlled by any such Person or Persons.
“S&P” means Standard & Poor’s Financial Services LLC.
“Specified Debt” means any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries incurred or issued in the form of credit facilities, notes, bonds or similar instruments.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or by any other Governmental Authority, domestic or foreign, with jurisdiction over the Administrative Agent or any Lender (including any branch, Affiliate or other funding office thereof making or holding a Loan) with respect to the Adjusted Eurocurrency Rate applicable to any Borrowing, for any category of liabilities which includes deposits by reference to which the Adjusted Eurocurrency Rate in respect of such Borrowing is determined. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means any Indebtedness that is expressly subordinated in right of payment to any of the obligations of any Loan Party under any Loan Document, pursuant to a written agreement.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held, or (b) that is, as of such date, otherwise directly or indirectly Controlled (within the meaning of clause (b) of the definition of “Control”) by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Guarantee” means the Subsidiary Guarantee executed and delivered by the Subsidiary Guarantors, substantially in the form of Exhibit C.
“Subsidiary Guarantor” means each Subsidiary listed on Schedule 1.1 and each other Subsidiary that becomes a party to a Subsidiary Guarantee pursuant to Section 5.10.
“Syndication Agents” means the entities listed as such on the cover page hereto.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a Borrowing comprised of Term Loans.
“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder. The amount of each Lender’s Term Commitment is set forth on Schedule 2.1. The initial aggregate amount of the Term Commitments is $600,000,000.

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“Term Loan” means a Loan made pursuant to clause (a) of Section 2.1.
“Term Loan Lender” means a Lender with a Term Commitment or an outstanding Term Loan.
“Term Loan Percentage” means, as to any Term Loan Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).
“Trademark Licenses” means all agreements providing for the grant by or to any Person of any right to use any Trademark.
“Trademarks” means all current and future trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, service marks, logos and other source or business identifiers, and the goodwill associated therewith or symbolized thereby, and all registrations, applications, recordings and renewals relating thereto, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof (including the repayment of the Existing Notes and fees, interest and premiums payable in connection therewith) and the execution, delivery and performance of the other Loan Documents by each Loan Party party thereto.
“Type”, when used in respect of any Loan or Borrowing, means the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined and the currency in which such Loan or the Loans comprising such Borrowing are denominated. For purposes hereof, “Rate” shall include the Adjusted Eurocurrency Rate and the Alternate Base Rate, and “currency” shall include Dollars.
“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
SECTION 1.2    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).
SECTION 1.3    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise

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(a) any definition of or reference to any agreement, instrument, license or other document herein shall be construed as referring to such agreement, instrument, license or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars, be deemed to mean an amount of such currency having a Dollar equivalent approximately equal to such amount.
SECTION 1.4    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; and provided, further, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
SECTION 2.1    Commitments. Subject to the terms and conditions set forth herein, each relevant Lender severally agrees to make Term Loans in Dollars to the Borrower on the Effective Date in an aggregate principal amount not exceeding its Term Commitment. Amounts repaid in respect of Term Loans may not be reborrowed.
SECTION 2.2    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Term Loan Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

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(b)    Subject to Section 2.14, each Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.3    Requests for Borrowings. To request a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each Borrowing Request shall specify the following information in compliance with Section 2.2:
(i)    the Borrower requesting such Borrowing (and be signed on behalf of the Borrower);
(ii)    [RESERVED];
(iii)    the amount of such Borrowing;
(iv)    the date of such Borrowing, which shall be a Business Day;
(v)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(vi)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vii)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.
If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice

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given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
SECTION 2.4    [RESERVED].
SECTION 2.5    [RESERVED].
SECTION 2.6    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in immediately available funds not later than 11:00 a.m., New York City time. The Administrative Agent shall by 1:00 p.m. New York City time, credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request, which account must be in the name of the Borrower or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.7    Interest Elections. (a) Each Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, the Borrower may not (i) elect to convert the currency in which any Loans are denominated, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.2(d), (iii) elect to convert any ABR Loans to Eurocurrency Loans that would result in the number of Eurocurrency Borrowings exceeding the maximum number of Eurocurrency Borrowings permitted under Section 2.2(c), or (iv) elect an Interest Period for Eurocurrency Loans unless the aggregate outstanding principal amount of Eurocurrency Loans (including any Eurocurrency Loans made to the Borrower on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.2(c).
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (confirmed by telecopy) by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type

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resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2 and clause (f) of this Section:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no Borrowing may be made as, or converted to or continued as, a Eurocurrency Borrowing, and (ii) unless repaid, each outstanding Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
(f)    In the event that the Borrower fails to submit an Interest Election Request in accordance with this Section in respect of an outstanding Eurocurrency Borrowing, then such Loan shall automatically continue, at the end of the applicable Interest Period, as a Eurocurrency Loan having an Interest Period of one month.
SECTION 2.8    Termination of Commitments. The Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.
SECTION 2.9    Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender the then unpaid principal amount of each Term Loan of such Lender on the Maturity Date as provided in Section 2.10.

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(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue a Note to any Lender requiring a Note.
SECTION 2.10    Repayment of Term Loans. (a) The Term Loan of each Term Loan Lender shall mature in a single installment on the Maturity Date.
SECTION 2.11    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.
(b)    [RESERVED].
(c)    Prior to any prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to clause (d) of this Section.
(d)    The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the repayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment of all outstanding Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a securities offering in order to refinance in full all Obligations hereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any compensation pursuant to Section 2.16, if applicable.

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SECTION 2.12    Fees. (a)     [RESERVED].
(b)    [RESERVED].
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the account of the applicable Lender. Fees paid shall not be refundable under any circumstances.
SECTION 2.13    Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    [RESERVED].
(c)    The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to, in the case of a Eurocurrency Loan, the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d)    Notwithstanding the foregoing, (i) if all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.13 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to clause (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

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(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period;
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or
(c)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant market, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurocurrency Borrowing of the affected Type or in the affected currency, or a conversion to or continuation of a Eurocurrency Borrowing of the affected Type or in the affected currency, pursuant to Section 2.3 or 2.7, shall be deemed rescinded; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15    Increased Costs. (a) If any Change in Law (other than changes in the rate of net income, franchise or similar taxes) shall:
(i)    subject any Credit Party to any Taxes (other than (A) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, continuing, converting or maintaining any Eurocurrency Loan (or in the case of (i), any Loan) (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender or such other Credit Party, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have

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achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and the basis of the calculation thereof shall be delivered to the Borrower, and such Lender’s calculation of such amount or amounts shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.
(d)    Failure or delay on part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the relevant market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17    Taxes.
(a) Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if any Withholding Agent determines that it is so required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,

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(ii) such Withholding Agent shall make such deductions and (iii) such Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    (i) the Loan Parties shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes actually paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(c)(ii) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(d)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(e)(ii)(A) through (E) and Section 2.17(e)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(e). If any form or

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certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing, if the Borrower is a United States person as defined in Section 7701(a)(30) of the Code (a “U.S. Person”), any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E)    in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a Lender that sells participations pursuant to Section 9.5(c)(i)) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

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(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    If a Lender determines in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section, or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly notify the Borrower of such refund and shall within 30 days from the date of receipt of such refund pay over the amount of such refund (including any interest paid or credited by the relevant Governmental Authority with respect to such refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest; provided, however, that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to such Lender in the event such Lender is required to repay such refund to such relevant authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(g)    For purposes of this Section 2.17, the term “applicable law” includes FATCA.
SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., local time, at place of payment, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account of the Administrative Agent as the Administrative Agent shall specify by notice to the Borrower and, unless and until otherwise specified, all such payments shall be made to the Administrative Agent at its Administrative Office, except that payments pursuant to Sections 2.15, 2.16, 2.17, 9.4 and 9.5 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. Except as otherwise specified in this Agreement, each such payment shall be made in Dollars. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for

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payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, pursuant to a court order or by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, in each case in respect of amounts then due, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this clause shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(a), 2.18(d) or 9.4(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.19    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to

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any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.5 or pursuant to other procedure approved by the Borrower and the Administrative Agent, which may include deemed assignment), all its interests, rights and obligations under this Agreement to an Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III

Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.1    Organization; Powers. Each Loan Party is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.2    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.3    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate

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the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (c) will not violate any applicable law or regulation or any order of any Governmental Authority, except, in each case, to the extent such breach, conflict or contravention would not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
SECTION 3.4    Financial Condition; No Material Adverse Effect. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended June 30, 2014, audited and reported on by Deloitte & Touche, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)    Except as disclosed in the financial statements referred to above or the notes thereto or in the Lender Presentation and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or its Subsidiaries has, as of the Effective Date, any unusual material contingent liabilities or unrealized losses.
(c)    Since June 30, 2014, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 3.5    Properties. (c) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal Property, except as could not reasonably be expected to have a Material Adverse Effect.
(d)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all Intellectual Property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for such failure to own or be licensed to use or for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.6    Litigation and Environmental Matters. (g) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i)  which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
(h)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.7    Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its

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Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.8    Investment Company Status. Neither the Borrower nor any other Loan Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur any Indebtedness under this Agreement or the other Loan Documents.
SECTION 3.9    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10    ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by the Borrower or any Subsidiary or to which the Borrower or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards Board (FASB) Accounting Standard Codification No. 965 (Health and Welfare Benefit Plans). The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes FASB Accounting Standards Codification No. 715 or No. 960 (Compensation-Retirement Benefits)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715 or No. 960 (Compensation-Retirement Benefits)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans. Neither the Borrower nor any Subsidiary is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).
SECTION 3.11    Disclosure. Neither the Lender Presentation nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document or delivered hereunder or thereunder when delivered (or, in the case of the Lender Presentation, as of the Effective Date), when taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be by the Borrower reasonable at the time such projections were prepared.
SECTION 3.12    Subsidiaries. Schedule 3.12 sets forth as of the Effective Date the name of each Material Subsidiary and any other Subsidiaries at least 90% of the Capital Stock of which is directly or indirectly owned by the Borrower.

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SECTION 3.13    Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) present fair saleable value of the Property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
SECTION 3.14    Senior Indebtedness. The obligations of the Borrower under the Loan Documents constitute “Senior Indebtedness” under and as defined in the documents evidencing the Subordinated Indebtedness or Affiliate Subordinated Indebtedness.
SECTION 3.15    Use of Proceeds; Margin Regulations; Anti-Corruption Laws and Sanctions. (a) The proceeds of the Term Loans will be used to refinance the Existing Notes and finance the payments of fees, expenses and premiums in connection therewith and for other general corporate purposes of the Borrower and its Subsidiaries.
(b)    Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U of the Board). No part of the proceeds of any Loan will be used directly or indirectly for any purpose which entails a violation of, or which is inconsistent with, Regulation U or X of the Board.
(c)    The Borrower has implemented and maintains in effect compliance policies and procedures applicable to the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in the case of officers, employees, directors and agents, applicable solely in their capacity as such for the Borrower or its Subsidiaries) with respect to Anti-Corruption Laws and Sanctions, in each case to the extent applicable to such entities or persons, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower, its directors and agents (in the case of officers, employees, directors and agents, acting solely in their capacity as such for the Borrower or its Subsidiaries), are in compliance with Anti-Corruption Laws and Sanctions, in each case to the extent applicable to such entities or persons, in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
ARTICLE IV

Conditions
SECTION 4.1    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
(a)    Credit Agreement; Subsidiary Guarantee. The Administrative Agent (or its counsel) shall have received from each party hereto or thereto either (i) a counterpart of this Agreement

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and the Subsidiary Guarantee signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include email or telecopy transmission of a signed signature page of this Agreement or the Subsidiary Guarantee, as the case may be) that such party has signed a counterpart of this Agreement or the Subsidiary Guarantee, as the case may be.
(b)    [RESERVED].
(c)    Legal Opinions. The Administrative Agent shall have received a favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Jules P. Kaufman, Esq., Senior Vice President, General Counsel and Secretary of the Borrower, substantially in the form of Exhibit B-1 and (ii) Gibson, Dunn & Crutcher LLP, special counsel for the Borrower, substantially in the form of Exhibit B-2. Each Loan Party hereby requests such counsel to deliver such legal opinions.
(d)    Other Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent.
(e)    No Default; Representations. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.2.
(f)    Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all reasonable out‑of‑pocket expenses required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
(g)    Annual Report; Projections. The Lenders shall have received (i) the Borrower’s Annual Report on Form 10-K as filed with or furnished to the SEC by the Borrower for the fiscal year ended June 30, 2014 and (ii) satisfactory (A) annual projections for the fiscal year ending June 30, 2015, (B) annual projections for the fiscal year ending June 30, 2016, and (C) annual projections for the fiscal year ending June 30, 2017.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.2    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than representations and warranties qualified by “materiality” or “Material Adverse Effect”, which shall be true and correct in all respects) on and as of the date of such Borrowing.
(b)    At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

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ARTICLE V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower shall and shall cause each of its Subsidiaries to:
SECTION 5.1    Financial Statements and Other Information. Furnish or cause to be furnished to the Administrative Agent for distribution to each Lender:
(a)    within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited and reported on by Deloitte & Touche or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that Annual Reports on Form 10-K filed with or furnished to the SEC by the Borrower shall constitute delivery to the Administrative Agent under this reporting requirement to the extent such Annual Reports include the information specified herein;
(b)    within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of such fiscal quarter and for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that Quarterly Reports on Form 10-Q filed with or furnished to the SEC by the Borrower shall constitute delivery to the Administrative Agent under this reporting requirement to the extent such quarterly reports include the information specified herein;
(c)    [RESERVED];
(d)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 or the most recent report delivered pursuant to this paragraph, as the case may be, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e)    within 30 days after any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Section 6.1 (which certificate may be limited to the extent required by accounting rules or guidelines); provided, however, that such certificate need not be provided if it is the general practice and policy of such accounting firm not to provide or issue such certificates;

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(f)    [RESERVED];
(g)    promptly following receipt thereof, copies of any documents described in (i) Sections 101(f) or 101(j) of ERISA that the Borrower, any Subsidiary or any ERISA Affiliate may request with respect to any a Plan and/or (ii) Section 101(f), 101(k), or 101(l) or ERISA request with respect to any Multiemployer Plan; provided, that if the Borrower, any Subsidiary or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower, each Subsidiary and each ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and/or the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and
(h)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.2    Notices of Material Events. Furnish to the Administrative Agent for distribution to each Lender prompt written notice of the following:
(a)    the occurrence of any Default within 5 Business Days after a Responsible Officer of the Borrower becoming aware of the existence of such Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries or any Affiliate thereof that, could reasonably be expected to result in a Material Adverse Effect; and
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.3    Existence; Conduct of Business. (e) Continue to engage in business of the same fields of enterprise as it is presently engaged or fields of enterprise reasonably related or incidental thereto or not inconsistent therewith and (b) preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.4.
SECTION 5.4    Payment of Obligations. Pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.5    Maintenance of Properties; Insurance. Keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (it being understood that the foregoing shall not prohibit any Disposition permitted by Section

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6.5), and maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.6    Books and Records; Inspection and Audit Rights. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (with the opportunity of a representative of the Borrower to be present) independent accountants, all at such reasonable times and intervals as reasonably requested.
SECTION 5.7    Compliance with Laws and Agreements. (a)     Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Maintain in effect and enforce compliance policies and procedures applicable to the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in the case of officers, employees, directors and agents, applicable solely in their capacity as such for the Borrower or its Subsidiaries) with respect to Anti-Corruption Laws and Sanctions, in each case to the extent applicable to such entities or persons.
SECTION 5.8    Intellectual Property. In each case, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect:
(a) (i) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current advertising, promotions and communications with third parties in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) use commercially reasonable efforts to maintain as in the past the quality of products and services offered under all Trademarks and (iii) use commercially reasonable efforts to employ each Trademark with all appropriate notices and legends;
(b)    not (and not permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby (i) any Intellectual Property may become abandoned, invalidated, dedicated, cancelled or otherwise fall into the public domain; (ii) any Patent License, Copyright License or Trademark License may become subject to termination or cancellation by the other party to such license; (iii) the validity or value of any Patent, Copyright or Trademark that is subject to a Patent License, Copyright License or Trademark License will be jeopardized or impaired;
(c)    take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) for and to maintain each registration of the Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability; and
(d)    in the event that any third party causes the Infringement of any Intellectual Property of the Borrower and its Subsidiaries, (i) take such actions (or cause such Subsidiary to take such action) as the Borrower shall reasonably deem appropriate under the circumstances to protect such

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Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent and the Lenders after it learns thereof and sue for Infringement, seek injunctive relief where appropriate, and recover any and all damages for such Infringement.
SECTION 5.9    Environmental Laws. (a) Comply with all applicable Environmental Laws, and obtain, maintain and comply with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.10    Future Guarantors. (a) Cause each new Domestic Subsidiary (other than Immaterial Subsidiaries) to become a party to the Subsidiary Guarantee within 30 days of the creation or acquisition thereof and, if requested by the Administrative Agent, furnish a legal opinion of outside counsel with respect thereto comparable to the legal opinions previously delivered in respect of the Subsidiary Guarantee.
(b)    In addition, the Borrower shall have the option to cause any of its other Domestic Subsidiaries to become a Subsidiary Guarantor and, if requested by the Administrative Agent, shall furnish a legal opinion of outside counsel with respect thereto comparable to the legal opinions previously delivered in respect of the Subsidiary Guarantee.
ARTICLE VI

Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
SECTION 6.1    Financial Condition Covenants. (a) Consolidated Leverage Ratio. As of the last date of each fiscal quarter, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending on such date to exceed the Maximum Leverage Ratio.
(b)    Consolidated Interest Coverage Ratio. As of the last date of each fiscal quarter, permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on such date to be less than 3.0 to 1.0.
SECTION 6.2    Priority Debt. Permit the aggregate outstanding principal amount of Priority Debt to exceed 10% of the consolidated assets of the Borrower and its Subsidiaries (determined as of the last day of the most recently ended fiscal quarter of the Borrower).
SECTION 6.3    Liens. Create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

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(a)    Permitted Encumbrances;
(b)    any Lien on any Property of the Borrower or any Subsidiary existing on April 2, 2013 and securing Indebtedness and other obligations in an aggregate principal amount not exceeding $30,000,000; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)    any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after April 2, 2013 prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other Property of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) the aggregate amount of obligations so secured shall not exceed $50,000,000 at any one time outstanding;
(d)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary (including in respect of Capital Lease Obligations); provided that (i) the aggregate principal amount of the Indebtedness or other obligations secured by such Liens does not exceed $100,000,000, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Borrower or any Subsidiary;
(e)    Liens on cash deposits (i) to the extent required in connection with the operation of a Pooling System or (ii) to the extent securing loans (in an amount equal to the amount of such cash deposits) made by financial institutions in China or Brazil to Subsidiaries in those jurisdictions;
(f)    any Lien that arises or may be deemed to arise from any Permitted Receivables Facility or from other sales of receivables pursuant to factoring permitted pursuant to Section 6.5(f);
(g)    [RESERVED];
(h)    Liens on cash collateral required to be provided by the Borrower pursuant to Section 2.20 of the Existing Credit Agreement;
(i)    Liens in respect of the Borrower’s obligations under Section 4062(e) of ERISA as a result of the cessation of operations at the Borrower’s manufacturing facility in Rocky Point, North Carolina in an amount not to exceed $15,000,000;
(j)    Liens not permitted by the foregoing clauses securing Priority Debt permitted by Section 6.2; provided that no Lien securing Specified Debt (excluding Liens on assets of Foreign Subsidiaries securing Specified Debt of Foreign Subsidiaries) may be granted pursuant to this clause (j) unless the obligations of the Loan Parties under the Loan Documents shall be concurrently secured equally and ratably with such Specified Debt pursuant to documentation in form and substance reasonably satisfactory to the Required Lenders;

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(k)    Liens not permitted by the foregoing clauses securing Priority Debt permitted by Section 6.2 in an aggregate amount not to exceed $50,000,000 at any time; provided that, after giving effect to the granting of any such Liens, the aggregate value of assets encumbered by all Liens incurred pursuant to this clause (k) shall not exceed 10% of the consolidated assets of the Borrower and its Domestic Subsidiaries (determined as of the last day of the most recently ended fiscal quarter of the Borrower); and
(l)    Liens on assets of the Borrower and its Domestic Subsidiaries securing obligations of the Borrower and its Domestic Subsidiaries under the Existing Credit Agreement and guarantees thereof by the Subsidiary Guarantors as long as such Liens secure the obligations of the Borrower and the Subsidiary Guarantors under the Loan Documents on an equal and ratable or more favorable basis as determined by the Administrative Agent.
SECTION 6.4    Fundamental Changes. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary or Acquired Person may merge into the Borrower or any Subsidiary Guarantor in a transaction in which the Borrower or such Subsidiary Guarantor, as the case may be, is the surviving entity, (ii) any Subsidiary (other than a Subsidiary Guarantor) or Acquired Person may merge into any Subsidiary that is not a Loan Party in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary (other than a Subsidiary Guarantor, unless prior to, or substantially concurrently with, such transaction such Subsidiary Guarantor has transferred substantially all of its assets to the Borrower or another Subsidiary Guarantor) may liquidate or dissolve if the Borrower determines in good faith such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries, and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.5, and (iv) any Subsidiary may merge into or consolidate with any Person in a transaction permitted by Section 6.5(g). As used in this paragraph (a), “Acquired Person” refers to any Person acquired in an acquisition transaction.
(b)    Engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto.
SECTION 6.5    Asset Sales. Dispose of any asset, including any Capital Stock, nor permit any of its Subsidiaries to issue any additional shares of its Capital Stock or other ownership interest in such Subsidiary, except:
(a)    sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;
(b)    (i) any transfers of assets (x) from any Foreign Subsidiary to the Borrower, any Material Domestic Subsidiary or any Foreign Subsidiary, (y) from any Domestic Subsidiary to the Borrower or any Material Domestic Subsidiary or (ii) from the Borrower to any Material Domestic Subsidiary; provided that nothing in this clause (ii) shall permit the transfer of assets from a Subsidiary Guarantor to a non-Subsidiary Guarantor (other than a non-Subsidiary Guarantor that becomes a Subsidiary Guarantor upon receipt of any such assets);
(c)    any transfers of assets by the Borrower or any Subsidiary to any other Subsidiary not permitted by the preceding clause (b), provided that the aggregate fair value of assets so transferred pursuant to this clause (c) shall not exceed $35,000,000 in any fiscal year or shall be pursuant to a tax

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restructuring that, as determined in good faith by the Borrower, will result in improvements to the Borrower’s consolidated financial condition;
(d)    sales, transfers and dispositions expressly permitted under Section 6.4(a)(i), (ii) or (iii) or Section 6.6(a);
(e)    issuances of Capital Stock or other ownership interests by a Subsidiary to the Borrower or any Wholly Owned Subsidiary;
(f)    sales of receivables pursuant to any Permitted Receivables Facility and sales of receivables by any Swiss, French, Dutch, United Kingdom, Spanish, German or Italian Subsidiary pursuant to factoring arrangements entered into in the ordinary course of business consistent with past practices; and
(g)    Dispositions of assets in any fiscal year in an aggregate amount not to exceed 20% of the consolidated assets of the Borrower and its Subsidiaries as of the beginning of such fiscal year;
provided that all sales, transfers, leases and other dispositions, other than (i) pursuant to Section 6.5(a), (b) or (c) or (ii) Restricted Payments made pursuant to Section 6.6(a), permitted hereby shall be made for fair value.
SECTION 6.6    Restricted Payments; Certain Payments of Subordinated Indebtedness. (a) Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock, (iii) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase the Borrower’s common stock or common stock options from, and declare dividends in respect of unvested Capital Stock and pay such declared dividends upon vesting of such Capital Stock in each case held by, present or former officers, directors or employees of the Borrower or any Subsidiary in accordance with compensation plans, (iv) any Subsidiary may redeem its own Capital Stock so long as all payments in respect thereof are made to its parent company, which shall be either the Borrower or a Wholly Owned Subsidiary of the Borrower, (v) so long as no Default or Event of Default shall have occurred and be continuing (including after giving pro forma effect thereto), the Borrower may declare and make Restricted Payments, provided, that the aggregate amount expended pursuant to this clause (v) after April 2, 2013 does not exceed the sum of (x) $50,000,000, (y) 50% of cumulative Consolidated Net Income since July 1, 2009 (which shall not be less than $0) and (z) the aggregate Net Proceeds received by the Borrower after June 16, 2010 from the issuance of its Capital Stock, (vi) so long as no Default or Event of Default shall have occurred and be continuing (including after giving pro forma effect thereto), the Borrower may declare and make additional Restricted Payments, provided, that the aggregate amount expended pursuant to this clause (vi) in any fiscal year of the Borrower shall not exceed $70,000,000 (or its equivalent in another currency), it being agreed that the Borrower shall be permitted to carry forward unused amounts to subsequent fiscal years (beginning with unused amounts in the fiscal year ending June 30, 2013), and (vii) the Borrower may pay any dividend within 90 days after the date of declaration thereof, if the Borrower would have been permitted to make such payment under another clause of this Section 6.6 on the date of such declaration.
(b)    Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other Property) of or in respect of principal of or interest on, or any payment or other distribution (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or

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termination of, any Subordinated Indebtedness, except, unless prohibited by the subordination terms thereof, (i) payment of regularly scheduled interest payments as and when due in respect of such Subordinated Indebtedness or Affiliate Subordinated Indebtedness, (ii) except in the case of Affiliate Subordinated Indebtedness, payment of regularly scheduled principal payments as and when due, (iii) principal prepayments in respect of (x) such Subordinated Indebtedness funded with other Subordinated Indebtedness of the Borrower or (y) such Affiliate Subordinated Indebtedness funded with other Affiliate Subordinated Indebtedness of the Borrower or, in each case, the Net Proceeds of any offering of Capital Stock of the Borrower, provided that, such prepayments may be made with the Net Proceeds of other Subordinated Indebtedness or other Affiliate Subordinated Indebtedness, as applicable, only if, after giving effect to the incurrence of such Subordinated Indebtedness or Affiliate Subordinated Indebtedness, no Default or Event of Default shall exist (including, on a pro forma basis (determined as if such Subordinated Indebtedness or Affiliate Subordinated Indebtedness had been incurred on the first day of the relevant period of four consecutive fiscal quarters)) and (iv) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may repay Subordinated Indebtedness or Affiliate Subordinated Indebtedness, so long as at the time of such payment, after giving pro forma effect thereto, the Consolidated Leverage Ratio is less than 2.0 to 1.0.
SECTION 6.7    Limitations on Modifications of Subordinated Indebtedness. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Indebtedness or Affiliate Subordinated Indebtedness unless, after giving effect thereto, such Indebtedness shall continue to qualify as “Subordinated Indebtedness” or “Affiliate Subordinated Indebtedness”, as the case may be.
SECTION 6.8    Transactions with Affiliates. Sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and Subsidiaries of the Borrower not involving any other Affiliate, and (c) any Restricted Payment expressly permitted by Section 6.6.
SECTION 6.9    Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Domestic Subsidiary to create, incur or permit to exist a first priority Lien upon any of its Property securing the obligations of the Borrower hereunder or, in the case of Domestic Subsidiaries, Guarantees thereof (collectively, “Obligations”), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary or to transfer assets to the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law, (B) any Loan Document or (C) the Existing Credit Agreement, (ii) the foregoing shall not apply to restrictions and conditions contained in any agreement by which the Borrower or any Subsidiary is bound as a result of the consummation of an acquisition, so long as such agreement was in effect at the time of such acquisition and was not created in contemplation of or in connection with such acquisition and such restrictions and conditions only apply to the Person or assets so acquired (but shall apply to any amendment or modification expanding the scope of any such restriction or condition described in this clause (ii)), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness, (v) clause (a) of the

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foregoing shall not apply to customary provisions in leases or licenses restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness if such restrictions or conditions (x) permit Liens on any and all assets of the Borrower and its Domestic Subsidiaries to secure the Obligations at least on a pari passu basis with such Indebtedness (including pursuant to a customary “equal and ratable” clause), and (y) are otherwise customary for similar debt issuances (as certified, in the case of this clause (y), by a Financial Officer pursuant to a certificate reasonably acceptable to the Administrative Agent, which certificate, upon acceptance by the Administrative Agent, shall be conclusive as to compliance with this clause (y) and (vii) clause (b) of the foregoing shall not apply to restrictions or conditions imposed by any instrument or agreement relating to Indebtedness if such restrictions or conditions (x) either (i) are not materially more restrictive in the aggregate than the restrictions contained in the Loan Documents or (ii) the Borrower’s Board of Directors determines in good faith that such restrictions or conditions could not reasonably be expected to have a material adverse effect on the Borrower and/or the Subsidiary Guarantors’ ability to pay the Obligations when due, and (y) are otherwise customary for similar debt issuances (as certified, in the case of this clause (y), by a Financial Officer pursuant to a certificate reasonably acceptable to the Administrative Agent, which certificate, upon acceptance by the Administrative Agent, shall be conclusive as to compliance with this clause (y)).
SECTION 6.10    Use of Proceeds. The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents (in the case of officers, employees, directors and agents, applicable solely in their capacity as such for the Borrower or their Subsidiaries) shall not use, the proceeds of any Borrowing in any manner that would result in a material violation of any applicable Anti-Corruption Laws or in violation of applicable Sanctions by any party hereto.
ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail, in the applicable currency, to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay, in the applicable currency, any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days (which grace period, except in the case of interest and fees, shall not commence until notice is given to the Borrower by the Administrative Agent or any affected Lender);
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (other than representations and warranties qualified by “materiality or “Material Adverse Effect”, which shall be true and correct in all respects) when made or deemed made;

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(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 3.15, 5.2(a), 5.3 (with respect to the existence of the Borrower), 5.10 or in Article VI; provided, that a failure to observe or perform any covenant, condition or agreement contained in Section 5.10 shall constitute an Event of Default under this Agreement five Business Days after such failure has occurred;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders through the Administrative Agent to the Borrower;
(f)    the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness at such time (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee) to become payable (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this clause (f) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this clause (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $75,000,000; provided further, that this clause (f) shall not apply if such default is remedied or waived by the holders of such Indebtedness prior to the termination of Commitments or acceleration of Loans pursuant to this Article VII;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, administration, reorganization or other relief in respect of the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, administration, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

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(i)    the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall become (or shall be deemed for the purposes of any Requirement of Law to be) unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(k)    an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(l)    the subordination provisions of any Subordinated Indebtedness or Affiliate Subordinated Indebtedness or guarantees thereof shall cease to be, or shall be asserted by any holder thereof not to be, in full force and effect in accordance with the terms thereof at any time when any Subordinated Indebtedness or Affiliate Subordinated Indebtedness or guarantees thereof is outstanding; or
(m)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII

The Administrative Agent
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

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The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of preceding clauses shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld), to appoint a successor; provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an

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Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
None of the Syndication Agents or the Joint Lead Arrangers shall have any duties or responsibilities under any Loan Document in their respective capacities as such.
Neither the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers nor any Lender has any advisory or fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.
ARTICLE IX

Miscellaneous
SECTION 9.1    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)     if to the Borrower, to Coty Inc., 350 Fifth Avenue, New York, NY 10118, Attention of Jules Kaufman, General Counsel (Telecopy No. 212-479-4328);
(b)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Rd, 3/Ops2 Newark, DE 19713, Attention of Corethious P. Bryant Jr. (Telecopy No. 302-634-8459), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Ave., 24th Fl., New York, NY 10179, Attention of Tony Yung (Telecopy No. 212-270-6637); and
(c)    if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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SECTION 9.2    Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the date fixed for the payment of the principal amount (including the final scheduled payment) of any Loan, or the date fixed for the payment of any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change any provision of this Agreement providing for pro rata sharing of the payments among the Lenders without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender or (vi) release all or substantially all of the Subsidiary Guarantors from their Guarantees under the Subsidiary Guarantee (except as expressly provided therein), without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.
SECTION 9.3    Judgment Currency. (a) The Borrower’s obligations hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the

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judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(c)    For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
SECTION 9.4    Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers and each of their respective Affiliates including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers, in connection with the syndication of the credit facilities provided for herein or preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on any Property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to a Borrower or any of its Subsidiaries, (iv) any conversion or translation of a currency into another currency, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or the material breach by such Indemnitee of its obligations under the Loan Documents as finally determined by a non-appealable judgment by a court of competent jurisdiction.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under clause (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable

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unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Commitments at the time.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than 15 days after written demand therefor.
(f)    No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
SECTION 9.5    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, any Loan Party or any Affiliate of a Loan Party, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (which consent, in the case of an Eligible Assignee, shall not be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other Person, and provided, further, that, the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within fifteen Business Days after having received notice thereof; and
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender or an Affiliate of a Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the minimum aggregate assignment amount and the minimum amount retained by the assignor after giving effect to any partial assignment shall, in each case, be $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent;

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(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.4). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.5 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than a natural person, any Loan Party or any Affiliate of a Loan Party, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to Section 9.2(b) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that

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each Participant shall be entitled to the benefits of Sections 2.15, 2.17 and 9.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.9 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(e) as if it were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to any central bank or a member bank of the Federal Reserve System or central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section (b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
SECTION 9.6    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or

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knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.15, 2.16, 2.17, 9.4, 9.13 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.7    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.8    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.9    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.10    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction and venue of the state or federal courts located in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that, to the extent permitted by law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or the Borrower’s properties in the courts of any jurisdiction.

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(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents, to the fullest extent permitted by law, to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.12    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors in connection with the Transactions and the administration of this Agreement and the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (i) subject to an agreement containing provisions substantially the same as those of this Section, to any credit insurance provider or direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.

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SECTION 9.14    Releases of Guarantees. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.2) to take any action requested by the Borrower having the effect of releasing any guarantee obligations to the extent necessary to permit the consummation of any transaction that is permitted by this Agreement or that has been consented to in accordance with Section 9.2.
SECTION 9.15    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
COTY INC.

By:	/s/Patrice de Talhouët
	Name:	Patrice de Talhouët
	Title:	Chief Financial Officer

[Signature Page to Coty Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative
Agent and as a Lender

By:	/s/Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

[Signature Page to Coty Credit Agreement]

BANK OF AMERICA, N.A., as Syndication Agent and
as a Lender

By:	/s/J. Casey Cosgrove
	Name:	J. Casey Csogrove
	Title:	Director

[Signature Page to Coty Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/Adrienne Young
	Name:	Adrienne Young
	Title:	Vice-President

[Signature Page to Coty Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Ledner

By:	/s/Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Coty Credit Agreement]

Wells Fargo, Bank, N.A., as Syndication Agent and as a
Lender

By:	/s/William A. DeMilt, Jr.
	Name:	William A. DeMilt, Jr., CFA
	Title:	Senior Vice President

[Signature Page to Coty Credit Agreement]

BNP PARIBAS, as 2014 Term Loan Lender

By:	/s/Nanette Baudon
	Name:	Nanette Baudon
	Title:	Director

By:	/s/Melissa Dyki
	Name:	Melissa Dyki
	Title:	Director

[Signature Page to Coty Credit Agreement]

HSBC BANK USA, N.A., as a Lender

By:	/s/Randolph Cates
	Name:	Randolph Cates
	Title:	Senior Vice President

[Signature Page to Coty Credit Agreement]

ING Bank N.V. as a Lender

By:	/s/Russell Boon
	Name:	Russell Boon
	Title:	Director

By:	/s/Diederik Sluijs
	Name:	Diederik Sluijs
	Title:	Director

[Signature Page to Coty Credit Agreement]

Credit Agricole Corporate and Investment Bank,
as a Lender

By:	/s/Elvis Grgurovic
	Name:	Elvis Grgurovic
	Title:	Director

By:	/s/Daniel Fahey
	Name:	Daniel Fahey
	Title:	Vice President

[Signature Page to Coty Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/Julia Ivanova
	Name:	Julia Ivanova
	Title:	Authorized Signatory

[Signature Page to Coty Credit Agreement]

Fifth Third Bank, as a Lender

By:	/s/Robert Urban
	Name:	Robert Urban
	Title:	Managing Director

[Signature Page to Coty Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/David Lim
	Name:	David Lim
	Title:	Authorized Signatory

[Signature Page to Coty Credit Agreement]

Santander Bank, N.A., as a Lender

By:	/s/Matthew Bartlett
	Name:	Matthew Barlett
	Title:	Vice President

[Signature Page to Coty Credit Agreement]

Sumitomo Mitsui Banking Corp., as a Lender

By:	/s/David W. Kee
David W. kee
Managing Director

[Signature Page to Coty Credit Agreement]

Barclays Bank PLC, as a Lender

By:	/s/Ronnie Glenn
	Name:	Ronnie Glenn
	Title:	Vice President

[Signature Page to Coty Credit Agreement]

DZ BANK AG
Deutsche-Zentral-Genossenschaftsbank,
New York Branch, as a Lender

By:	/s/Oliver Hildenbrand
	Name:	Oliver Hildenbrand
	Title:	Director

By:	/s/Mark Markowski
	Name:	Mark Markowski
	Title:	Senior Vice President

[Signature Page to Coty Credit Agreement]

SCHEDULE 1.1

Subsidiary Guarantors

Coty US LLC
Calvin Klein Cosmetic Corporation
OPI Products, Inc.
Philosophy Acquisition Company, Inc.
Philosophy, Inc.

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SCHEDULE 2.1

Commitments

Lender	Term Commitment
JPMorgan Chase Bank, N.A.	$64,375,000
Bank of America, N.A.	$64,375,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$32,187,500
Morgan Stanley Bank, N.A.	$32,187,500
Wells Fargo Bank, N.A.	$64,375,000
BNP Paribas	$50,000,000
HSBC Bank USA, N.A.	$50,000,000
ING Bank N.V.	$50,000,000
Credit Agricole Corporate and Investment Bank	$35,000,000
Royal Bank of Canada	$30,000,000
Fifth Third Bank	$25,000,000
Mizuho Bank, Ltd.	$25,000,000
Santander Bank, N.A.	$25,000,000
Sumitomo Mitsui Banking Corp.	$25,000,000
Barclays Bank PLC	$15,000,000
DZ Bank AG Deutsche-Zentral-Genossenschaftsbank, New York Branch	$12,500,000
Total	$600,000,000

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SCHEDULE 3.6

Disclosed Matters

None.

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SCHEDULE 3.12

Subsidiaries

Subsidiary Name	Jurisdiction of Organization	Amount owned, indirectly or directly by the Company
Coty Argentina S.A	Argentina	Coty Germany GmbH: 95% Coty Benelux B.V.: 5%
Coty Australia Pty. Ltd.	Australia	Coty Investment B.V.: 99.99999% Coty Benelux B.V.: 0.00001%
Coty Austria GmbH, wien	Austria	Coty B.V.: 100%
Coty Benelux S.A.	Belgium	Coty B.V.: 99.9% Third Parties: 0.1%
Coty Brasil Industria e Comercio de Cosmeticos Ltda.	Brazil	Coty B.V.: 99.99% Coty Inc.: 0.01%
Lancaster do Brasil Cosmeticos Ltda.	Brazil	Coty US LLC: 99.85% Coty Germany GmbH: 0.15%
StarAsia Distribution (Cambodia) Ltd.	Cambodia	Star Asia Group Pte. Ltd.: 100%
Coty Canada Inc.	Canada	Coty Germany GmbH: 100%
TJoy Holdings Co. Ltd.	Cayman	Coty Geneva S.A. Versoix: 100%
Coty Cosmeticos Chile Limitada	Chile	Coty B.V.: 99% Coty Benelux B.V.: 1%
Coty International Trade (Shanghai) Co. Ltd.	China	Coty France S.A.S.: 100%
Coty Prestige Shanghai Ltd.	China	Coty Prestige Shanghai (HK) Ltd.: 100%
Coty R&D (Suzhou) Co. Ltd.	China	Coty HK Ltd.: 100%
Ganon Biochemistry Technology China	China	Ming-De Industrial Co. Ltd.: 7.99% Chi Chun Industrial Co. Ltd.: 17.01% Coty HK Ltd.: 75%
Suzhou Jiahua Biochemistry Co.	China	Ganon Biochemistry Technology (China) Co. Ltd.: 75% Super Globe Holdings Ltd.: 25%
Nanjing TJoy Biochemical Co. Ltd.	China	Ganon Biochemistry Technology (China) Co. Ltd.: 75% Super Globe Holdings Ltd.: 25%
Nanjing Yanting Trade Co. Ltd.	China	Ganon Biochemistry Technology (China) Co. Ltd.: 100%
StarAsia Distributions Hong Kong Limited	China	StarAsia Group Pte. Ltd.: 100%
Coty China Holding Limited	China	Coty H.K. Ltd.: 100%
Coty Colombia Ltda.	Colombia	Coty B.V.: 100%
Coty Ceska Republika, k.s.	Czech Republic	Coty B.V.: 99% Lancaster B.V.: 1%
Lena White Limited	England	Coty Geneva SA Versoix: 100%
Coty France S.A.S.	France	Coty S.A.S.: 100%
Coty S.A.S.	France	Coty B.V.: 99.9% Third Parties: 0.1%
Fragrance Production S.A.S.	France	Coty France S.A.S.: 99.6% Coty S.A.S.: 0.4%
Coty Germany GmbH	Germany	Coty Geneva S.A. Versoix: 100%
Coty Services and Logistics GmbH	Germany	Coty Germany GmbH: 100%
Coty Prestige Hellas S.A.	Greece	Coty B.V.: 100%

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Coty Prestige Southeast Asia (HK) Limited	Hong Kong	Coty Prestige Southeast Asia Pte. Ltd.: 100%
Coty H.K. Ltd.	Hong Kong	TJoy Holdings Co. Ltd.: 100%
Chi Chun Industrial Co. Ltd.	Hong Kong	TJoy Holdings Co. Ltd.: 100%
Ming-De Investment Co. Ltd.	Hong Kong	TJoy Holdings Co. Ltd.: 100%
Super Globe Holdings Ltd.	Hong Kong	TJoy Holdings Co. Ltd.: 100%
Coty Hungary Kft.	Hungary	Coty Germany GmbH: 100%
Coty India Beauty and Fragrance Products Private Ltd.	India	Coty Asia Pte. Ltd.: 99% Coty Geneva S.A. Versoix: 1%
PT StarAsia Distributions	Indonesia	StarAsia Group Pte. Ltd.: 100%
PT Coty Prestige Southeast Asia Indonesia	Indonesia	Coty Prestige Southeast Asia Pte. Ltd.: 99% Stephen John Hicks: 1%
Coty Ireland Ltd.	Ireland	Coty Germany GmbH: 100%
Coty Italia S.p.A.	Italy	Coty B.V.: 100%
Coty Prestige Japan KK	Japan	Coty Prestige Hong Kong Ltd.: 100%
OPI Japan KK	Japan	Coty Inc.: 100%
Coty Prestige Southeast Asia (M) SDN. BHD.	Malaysia	Coty Prestige Southeast Asia Pte. Ltd.: 100%
StarAsia (Malaysia) Sdn Bhd.	Malaysia	Star Asia Group Pte. Ltd.: 100%
Coty Mexico S.A. de C.V.	Mexico	Coty Inc.: 99.999% Coty Germany GmbH: 0.001%
Coty Beauty Mexico SA de CV	Mexico	Coty Mexico SA de CV: 99.999% Coty Inc.: 0.01%
Coty Lancaster S.A.M.	Monaco	Coty B.V.: 99.9% Darryl McCall: 0.1%
Coty B.V.	Netherlands	Coty Geneva S.A. Versoix: 100%
Coty Investment B.V.	Netherlands	Coty Inc.: 100%
Lancaster B.V.	Netherlands	Coty B.V.: 100%
Coty Benelux B.V.	Netherlands	Coty B.V.: 100%
Coty Prestige Southeast Asia Philippines	Philippines	Coty Prestige Southeast Asia Pte. Ltd.: 99.61% Third Parties:0.39%
Coty Polska Sp z.o.o.	Poland	Coty B.V.: 100%
Coty Prestige España - Surcursal em Portugal	Portugal	Coty Prestige España S.A.: 100%
Coty Puerto Rico Inc.	Puerto Rico	Coty B.V.: 95% Coty US LLC: 5%
Coty Cosmetics Romania S.r.l.	Romania	Coty Germany GmbH: 53% Coty B.V.: 47%
Coty Russia ZAO	Russia	Coty B.V.: 100%
Coty Beauty LLC	Russia	Coty Germany GmbH: 100%
Coty Asia Pte. Ltd.	Singapore	Coty B.V.: 100%
StarAsia Group Pte. Ltd.	Singapore	Coty Asia Pte. Ltd.: 100%
StarAsia Singapore Pte. Ltd.	Singapore	StarAsia Group Pte. Ltd.: 100%
StarAsia Manufacturing Pte. Ltd.	Singapore	StarAsia Group Pte. Ltd.: 100%
Coty Slovenska Republika s.r.o.	Slovak Republic	Coty B.V.: 100%
Coty Beauty South Africa (Pty) Ltd.	South Africa	Coty B.V.: 100%
Coty South Africa (PTY) Ltd.	South Africa	Coty Germany GmbH: 100%
Coty Prestige España S.A.	Spain	Coty Spain, S.L.: 100%
Coty Astor S.A.	Spain	Coty Spain, S.L.: 100%
Coty Spain S.L.	Spain	Coty B.V.: 100%
Coty Geneva S.A. Versoix	Switzerland	Coty Investment B.V.: 100%

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Coty (Schweiz) AG	Switzerland	Coty B.V.: 100%
StarAsia Taiwan Co., Ltd.	Taiwan	StarAsia Group Pte. Ltd.: 100%
Coty Prestige (Taiwan) Ltd.	Taiwan	Coty Prestige Southeast Asia Pte. Ltd.: 100%
Coty Prestige Southeast Asia (Thailand) Co. Ltd.	Thailand	Coty Prestige Southeast Asia Pte. Ltd.: 99.9995% Third Parties: .0005%
Coty UK Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
Coty Export U.K. Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
Coty Manufacturing UK Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
Coty Services U.K. Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
India Projects Ltd.	United Kingdom	Coty Germany GmbH: 100%
Coty Brands Group Limited	United Kingdom	Coty Germany GmbH: 100%
Beauty International Ltd.	United Kingdom	Coty Brands Group Ltd.: 100%
Lancaster Group, Ltd.	United Kingdom	Beauty International Ltd.: 100%
Rimmel International Ltd.	United Kingdom	Beauty International Ltd.: 100%
Lady Manhattan Ltd.	United Kingdom	Coty Germany GmbH: 100%
Del Laboratories (U.K.) Limited	United Kingdom	DLI International Holding I LLC: 100%
Calvin Klein Cosmetic Corporation	United States - DE	Coty Inc.: 100%
Coty Prestige Travel Retail and Export LLC	United States - DE	Coty Inc.: 100%
Coty US LLC	United States - DE	Coty Inc.: 100%
Rimmel Inc.	United States - DE	Coty US LLC: 100%
DLI International Holding I LLC	United States - DE	Coty Inc.: 100%
DLI International Holding II Corp.	United States - DE	Coty US LLC: 100%
Philosophy Acquisition Company, Inc.	United States - DE	Coty Inc.: 100%
Philosophy Mezzanine Corp.	United States - DE	Philosophy Acquisition Company, Inc.: 100%
Philosophy Inc.	United States - AZ	Philosophy Mezzanine Corp.: 100%
Philosophy Cosmetics, Inc.	United States - AZ	Philosophy Inc.: 100%
Philosophy Beauty Consulting LLC	United States - DE	Philosophy Inc.: 100%
Biotech Research Labs, Inc.	United States - DE	Philosophy Mezzanine Corp.: 100%
OPI Products Inc.	United States - DE	Coty Inc.: 100%
StarAsia Trading & Services Co. Ltd.	Vietnam	StarAsia Group Pte. Ltd.: 100%

EXHIBIT A TO
CREDIT AGREEMENT

[FORM OF] ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the

509265-0507-14367-Active.16359742.5

Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor: ______________________________

2.    Assignee: ______________________________
[and is an Affiliate of [identify Lender]]

3.    Borrower: COTY INC.

4.    Administrative Agent:     JPMORGAN CHASE BANK, N.A., as administrative agent under the
Credit Agreement

5.    Credit Agreement:     The Credit Agreement dated as of September 29, 2014 among COTY INC., the Lenders parties thereto, JPMORGAN CHASE BANK, N.A., as
Administrative Agent, and the other agents parties thereto.

6.     Assigned Interest:

Facility Assigned1	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans2
	$	$	%
	$	$	%
	$	$	%

Effective Date: ______________, 201_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

509265-0507-14367-Active.16359742.5

ASSIGNOR

NAME OF ASSIGNOR
By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Commitment”).
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.
2

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[Consented to and]3 Accepted:
[JPMORGAN CHASE BANK, N.A.], as
Administrative Agent

By_________________________________
Title:

[Consented to:]4

[COTY INC.]

By________________________________
Title:

[NAME OF ANY OTHER RELEVANT PARTY]5

By________________________________
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. 4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. 5 To be added only if the consent of another party is required by the terms of the Credit Agreement.
3

509265-0507-14367-Active.16359742.5

ANNEX 1
The Credit Agreement dated as of September 29, 2014 among COTY INC., the Lenders parties thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other agents parties thereto.
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT B-1 TO
CREDIT AGREEMENT

FORM OF OPINION OF GENERAL COUNSEL

[provided separately]

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EXHIBIT B-2 TO
CREDIT AGREEMENT

FORM OF OPINION OF GIBSON, DUNN & CRUTCHER LLP

[provided separately]

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EXHIBIT C TO
CREDIT AGREEMENT

[FORM OF] SUBSIDIARY GUARANTEE
SUBSIDIARY GUARANTEE, dated as of ______________ (this “Guarantee”), made by _______________________, a ________________________ (the “Guarantor” together with the other Guarantors referred to in the Credit Agreement, the “Guarantors”), in favor of JPMORGAN CHASE BANK, N.A. as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement, dated as of September 29, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among COTY INC. (the “Borrower”), the agents named therein, the Administrative Agent and the Lenders (as defined in the Credit Agreement).
W IT N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and other extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrower is a member of an affiliated group of corporations that includes the Guarantors;
WHEREAS, the proceeds of the Loans and other extensions of credit will be used in part to enable the Borrower to make valuable transfers to the Guarantors in connection with the operation of their businesses;
WHEREAS, the Guarantors and the Borrower are engaged in related businesses, and the Guarantors will derive substantial direct and indirect benefit from the making of the Loans and other extensions of credit; and
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans and other extensions of credit to the Borrower under the Credit Agreement that the Guarantors and the other Subsidiary Guarantors referred to in the Credit Agreement shall have executed and delivered to the Administrative Agent, for the ratable benefit of the Lenders, a guarantee agreement (each, including this Guarantee, a “Subsidiary Guarantee”).
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans and other extensions of credit to the Borrower under the Credit Agreement, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
1.     Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)     As used herein, “Obligations” means the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to

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the Lenders that are required to be paid by the Borrower, the Guarantors, or any other Subsidiary Guarantor pursuant to the terms of the Credit Agreement, this Guarantee, any other Subsidiary Guarantee or any other Loan Document).
(c)     As used herein, “Commodity Exchange Act” means the Commodity Exchange Act (7
U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
(d) As used herein, “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee (or grant of such security interest by, as applicable) of such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
(e)     As used herein, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(f)     As used herein, “Swap” means, with respect to any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
(g)     As used herein, “Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.
(h)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.
(i)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.     Guarantee     (a) Subject to the provisions of paragraph (b), each Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (excluding, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).
(b)     Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable laws relating to the insolvency of debtors.
(c)     Each Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

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(d)     Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
(e)     No payment or payments made by the Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.
(f)     Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.
(g)     Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2 shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations. Each Qualified ECP Guarantor intends that this Section 2 constitute, and this Section 2 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

3.     Right of Contribution. Each Guarantor hereby agrees that, to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of any payments made in respect of the Subsidiary Guarantees, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Guarantors hereunder. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor under its Subsidiary Guarantee.

4.     Right of Set-off. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time without notice to any Guarantor or any other guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any Loan Documents or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative

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Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

5.     No Subrogation. Notwithstanding any payment or payments made by any of the Subsidiary Guarantors under any Subsidiary Guarantee or any set-off or application of funds of any of the Subsidiary Guarantors by any Lender, the Guarantors shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any Subsidiary Guarantor or other guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantors seek or be entitled to seek any contribution or reimbursement from the Borrower or any Subsidiary Guarantor or other guarantor in respect of payments made by any Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full or the Commitments shall not have been terminated, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

6.     Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantors shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantors and without notice to or further assent by the Guarantors, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement, and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other Subsidiary Guarantor or other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or other Subsidiary Guarantor or other guarantor or any release of the Borrower or other Guarantor or other guarantor shall not relieve the Guarantors of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7.     Guarantee Absolute and Unconditional. The Guarantors waive any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantors waive diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Subsidiary Guarantors or other guarantors with respect to the Obligations. The Guarantors understand and agree that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, or

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any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower, any Subsidiary Guarantor or other guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, of any Subsidiary Guarantor under its Subsidiary Guarantee, or of any other guarantor, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantors, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower, any other Subsidiary Guarantor, any other guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower, other Subsidiary Guarantor or other guarantor or other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, other Subsidiary Guarantor or other guarantor or other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Guarantors. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the respective successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantors under this Guarantee shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

8.     Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, administration, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor or other guarantor, or upon or as a result of the appointment of a receiver, administrative receiver, administrator, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or other guarantor or any substantial part of the property of the Borrower, Subsidiary Guarantor or other guarantor, or otherwise, all as though such payments had not been made.

9.     Payments. The Guarantors hereby guarantee that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the relevant currency at the Administrative Office specified by the Administrative Agent.

10.     Representations and Warranties. Each Guarantor hereby represents and warrants that each of the representations and warranties made in Article III of the Credit Agreement is true and correct. Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the date of each borrowing by the Borrower under the Credit Agreement on and as of such date of borrowing as though made hereunder on and as of such date.

11.     [Intentionally Omitted]

12.     Authority of Administrative Agent. The Guarantors acknowledge that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the

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Lenders with full and valid authority so to act or refrain from acting, and the Guarantors shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

13.    Notices. All notices, requests and demands to or upon the Administrative Agent, any Lender or the Guarantors to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made when delivered by hand or if given by mail, when deposited in the mails by certified mail, return receipt requested, or if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

(b)     if to the Administrative Agent or any Lender, at its address or transmission number for notices provided in Section 9.1 of the Credit Agreement; and
(c)     if to a Guarantor, at its address or transmission number for notices set forth under its signature below.

The Administrative Agent, each Lender and each Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

14.    Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.    Integration. This Guarantee represents the agreement of the Guarantors with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.

16.    Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed in accordance with Section 9.2 of the Credit Agreement.

(b)     Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.
(c)     The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17.    Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18.    Successors and Assigns. This Guarantee shall be binding upon each Guarantor’s successors and assigns and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns.
19.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Guarantee shall be construed in accordance with and governed by the law of the State of New York.

(b)     Each Guarantor hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the

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United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions, to the extent permitted by law, by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee or any other Loan Document shall affect any right that the Administrative Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Guarantee against any Guarantor or its properties in the courts of any jurisdiction.

(c)     Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in clause (b) of this Section. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each Guarantor agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Corporation Service Company at its address at 80 State Street, Albanay, New York 12207-2543, or to the Guarantor at the address set forth underneath its signature hereinbelow and agrees that nothing herein shall affect the right of the Administrative Agent or any Lender to effect service of process in any other manner permitted by law.

20.     (a) Each Guarantor’s obligations hereunder to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Guarantee. If, for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)     If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Guarantor covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(c)     For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

21.     WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE, (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

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PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE PARTIES TO THE CREDIT AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[NAME OF GUARANTOR]
By:
Name:
Title:
Address for Notices:

Fax:

509265-0507-14367-Active.16359742.5

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

509265-0507-14367-Active.16359742.5

EXHIBIT D TO
CREDIT AGREEMENT

[FORM OF] AFFILIATE SUBORDINATED NOTE
[AMOUNT]
New York, New York
[DATE]

___________________, a ___________________ (the “Obligor”), hereby promises to pay to the order of ___________________, a ___________________ on [INSERT DATE NO EARLIER THAN ONE YEAR AFTER FINAL MATURITY OF FACILITIES AT TIME OF ISSUANCE OF AFFILIATE SUBORDINATED NOTE] the principal amount of [AMOUNT IN WORDS] ([AMOUNT IN NUMBERS]) in lawful money of [COUNTRY]. Terms defined in the Credit Agreement referred to below are used herein with the meanings set forth in such Credit Agreement unless otherwise defined herein.
Interest on the principal amount hereof at a rate per annum equal to [IF RATE DOES NOT EXCEED [LIBOR (as defined below) plus the Applicable Rate plus 1/2%] OR THE FIXED RATE EQUIVALENT AT THE TIME OF ISSUANCE, THE RATE MAY BE SET WITHOUT ADMINISTRATIVE AGENT CONSENT, WHICH MUST OTHERWISE BE OBTAINED], shall be payable quarterly in arrears in cash on the fifth day after the end of each of the fiscal quarters of each fiscal year of the Obligor (or, if any such day is not a Business Day, the next succeeding Business Day), beginning on _______________. The Obligor and the Payee may agree that all or a portion of such interest shall not be paid in cash and shall instead be added to the principal amount of this Affiliate Subordinated Note.
The Obligor agrees (a) to notify the Payee promptly in writing of each incurrence of Indebtedness (other than Indebtedness under the Credit Agreement) by the Obligor or any of its Subsidiaries in a principal amount in excess of US$100,000,000 (or the equivalent in any other currency), and (b) not to incur Indebtedness (other than (x) indebtedness permitted pursuant to Section 6.2 of the Credit Agreement and (y) Indebtedness of the Borrower and its Subsidiaries not otherwise permitted pursuant to Section 6.2 of the Credit Agreement in an aggregate principal amount not exceeding $50,000,000 at any one time) without the consent of the Payee.
Notwithstanding anything to the contrary herein, no payment or prepayment of principal of or interest on this Affiliate Subordinated Note may be made, directly or indirectly, if (a) a Default or Event of Default shall have occurred and be continuing or would result therefrom or (b) at any time, any Person that is not a Permitted Holder (as defined below) at such time shall be a holder of all or any portion of the obligations of the Borrower evidenced hereby. Subject to the preceding sentence, (a) payments of principal of and interest on this Affiliate Subordinated Note shall be made in immediately available funds to such account of the Payee as the Payee may designate in writing and (b) the Obligor may prepay all or any Part of this Affiliate Subordinated Note, together with accrued interest on the amount prepaid, to the extent permitted by the Credit Agreement. If any payment hereunder becomes due and payable on a day other than a business day, the due date thereof shall be extended to the next succeeding business day.
The Subordinated Indebtedness (as defined below) evidenced hereby is subordinate and junior in right of payment to all the Senior Indebtedness (as defined below) to the extent and in the manner provided herein.
As used herein, the following tams shall have the following meanings:
“Administrative Agent” shall men the “Administrative Agent” referred to in the Credit Agreement.
“Credit Agreement” shall mean the Credit Agreement, dated as of September 29, 2014 (as amended, supplemented or otherwise modified from time to time), among the Borrower, the Lenders, agents

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parties thereto, and JPMorgan Chase Bank, N.A, as Administrative Agent; provided that in the case of clause (b) of the third paragraph of this Affiliate Subordinated Note, “Credit Agreement” shall mean such Credit Agreement as amended only through the date of this Affiliate Subordinated Note.
[“LIBOR” shall mean, during any fiscal quarter of the Obligor, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11.00 a.m., London time, on the business day immediately preceding the last business day of the immediately preceding fiscal quarter of the Obligor, as the rate for deposits in with a maturity of three months; provided, that, if the Screen Rate shall not be available at such time (an “Impacted Interest Period”) with respect to Dollars, then LIBOR shall be the Interpolated Rate at such time; provided further that, if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Affiliate Subordinated Note. “Interpolated Rate” means, at any time, the rate per annum (rounded up to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided, that if a Screen Rate is not available for any such period, LIBOR shall be the arithmetic mean (rounded up to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in Dollars for such period, in each case as of 11:00 A.M., London time, on the business day immediately preceding the last business day of the immediately preceding fiscal quarter of the Obligor, as the rate for deposits in with a maturity of three months; provided further that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Affiliate Subordinated Note.]
“Permitted Holders” shall mean any Person Controlled by one or more members of the Owner Group.
“Senior Creditors” shall mean the collective reference to the Lenders and the Administrative Agent.
“Senior Indebtedness” shall mean (a) the principal amount of all loans and guarantee obligations from time to time outstanding or owing under the Credit Agreement and the other Loan Documents executed and delivered by the Obligor pursuant thereto, together with interest thereon (including, without limitation, any interest subsequent to the filing by or against the Obligor of any bankruptcy, reorganization or similar proceeding, whether or not such interest would constitute an allowed claim in any such proceeding, calculated at the rate set forth for overdue loans in the Credit Agreement) and all fees and expenses owing under the Credit Agreement and the other Loan Documents and (b) all other obligations of the Obligor to the Senior Creditors under the Credit Agreement and the other Loan Documents.

“Subordinated Indebtedness” shall mean the principal amount of this Affiliate Subordinated Note from time to time outstanding and unpaid, together with accrued and unpaid interest thereon and any fees, expenses or other amounts of any kind whatsoever from time to time owing hereunder.
Payment of the Subordinated Indebtedness is and shall be expressly subordinate and junior in right of payment to the prior payment in full in cash of the Senior Indebtedness to the extent and in the manner set forth herein, and the Subordinated Indebtedness is hereby so subordinated as a claim against the Obligor or any of the assets of the Obligor, whether such claim be (i) in the event of any distribution of the assets of the Obligor upon any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving

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the Obligor or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshalling of its assets or liabilities (collectively called a “Reorganization”), or (ii) other than in connection with a Reorganization, to the prior payment in full in cash of the Senior Indebtedness.
If the holder hereof shall receive any payment in violation of the terms hereof it shall hold such payment in trust for the benefit of the Senior Creditors and forthwith pay it over to the Administrative Agent, ratably according the respective amounts of Senior Indebtedness outstanding or owing under the Credit Agreement and the other Loan Documents, for application to and payment of the Senior Indebtedness.
In the event of any Reorganization relative to the Obligor or its properties, then all of the Senior Indebtedness shall first be paid in full in cash before any payment is made upon the Subordinated Indebtedness, and in any such proceedings any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in respect of this Affiliate Subordinated Note shall be paid or delivered directly to the Administrative Agent, for application in payment of the Senior Indebtedness, unless and until all such Senior Indebtedness is paid in full in cash, and the holder hereof hereby irrevocably authorizes the Administrative Agent, as attorney-in-fact for such holder, to prove any claiming such proceedings on the Subordinated Indebtedness, and to demand, sue for, collect and receive any such payment or distribution, and to apply such payment or distribution to the payment of the then unpaid Senior Indebtedness, and to take such other action (including acceptance or rejection of any plan of Reorganization) in the name of such holder or of the relevant Senior Creditors as the Administrative Agent may deem necessary or advisable for the enforcement of the provisions hereof The holder hereof shall execute and deliver such other and further powers of attorney, assignments, proofs of claim or other instruments as may be requested by the Administrative Agent in order to accomplish the foregoing, but only with respect to such holder's capacity as a holder hereof and not in respect of any other relationship between such holder and the Obligor.
In the event that, notwithstanding the foregoing, upon, any such Reorganization, any payment or distribution of the assets of the Obligor of any kind or character, whether in cash, property or securities, shall be received by the holder hereof in respect of this Affiliate Subordinated Note before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be held in trust for the Senior Creditors and shall forthwith be paid over to the Administrative Agent for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the Administrative Agent.
The holder hereof agrees that, until the Senior Indebtedness has been paid in full in cash,
(a) if a Default or Event of Default shall have occurred and be continuing or would result therefrom, or if a Reorganization shall have commenced, it will not take, demand or receive, or take any action to accelerate or collect, any payment of all or any part of the Subordinated Indebtedness and (b) it will not file, join in or facilitate any petition or proceeding seeking the involuntary bankruptcy of the Obligor.
The Senior Creditors, or any of them, may, at any time and from time to time, without the consent of or notice to the holder of this Affiliate Subordinated Note, without incurring any responsibility to such holder, and without impairing or releasing any of the rights of any of the Senior Creditors, or any of the obligations of such holder:
(a) change the amount or terms of or renew or extend any Senior Indebtedness or amend the Credit Agreement or the other Loan Documents, as the can may be, in any manner or enter into or amend in any manner any other agreement relating to any Senior Indebtedness ;
(b) release anyone liable in any manner for the payment or collection of any Senior Indebtedness; and
(c) exercise or refrain from exercising any rights against the Obligor and others (including the holder hereof).

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The holder of this Affiliate Subordinated Note hereby waives notice of or proof of reliance by any Senior Creditor upon the provisions hereof and the Senior Indebtedness shall conclusively be deemed to have been created, contracted, incurred or maintained in reliance upon the provisions hereof.
The Obligor hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of this Affiliate Subordinated Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
The subordination provisions contained herein are for the benefit of the Senior Creditors and their respective successors and assigns and may not be rescinded or cancelled or modified in anyway without the prior written consent of the Administrative Agent.
Each of the Payee and the Obligor confirms that this Affiliate Subordinated Note constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
Neither this Affiliate Subordinated Note nor any interest therein shall be transferred or assigned without the prior written consent of the Administrative Agent, provided that any such transfer or assignment to a Permitted Holder shall be permitted without such consent so long as the transferee or assignee acknowledges, in a written notice to the Administrative Agent, that it is subject to the subordination provisions contained herein.

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THIS AFFILIATE SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[OBLIGOR]

By:
Title:

Acknowledged and Agreed:
[NAME OF HOLDER]

By:
Title:

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EXHIBIT E-1 TO
CREDIT AGREEMENT
FORM OF

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of September 29, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among COTY INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent, and each Lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:		, 20[ ]

509265-0507-14367-Active.16359742.5

EXHIBIT E-2 TO
CREDIT AGREEMENT
FORM OF

U.S. TAX CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of September 29, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among COTY INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent, and each Lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code,
(iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:		, 20[ ]

509265-0507-14367-Active.16359742.5

EXHIBIT E-3 TO
CREDIT AGREEMENT
FORM OF

U.S. TAX CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of September 29, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among COTY INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent, and each Lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:		, 20[ ]

509265-0507-14367-Active.16359742.5

EXHIBIT E-4 TO
CREDIT AGREEMENT
FORM OF

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of September 29, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among COTY INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent, and each Lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:		, 20[ ]

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